Exhibit 99

Latham Group, Inc. Reports Second Quarter 2024 Financial Results

•	Year-on-Year Net Income Margin Expanded by 500 Basis Points; Adjusted EBITDA Margin Expansion of 400 Basis Points in the Second Quarter Driven by Improved Cost Structure and Production Efficiencies

•	Second Quarter Operating Cash Flow Reached $52 Million

•	Increasing Full Year 2024 Net Sales and Adjusted EBITDA Guidance by $5 million and $15 Million, Respectively

Latham Announces Acquisition of Coverstar Central

•	Acquisition Positions Latham to Drive Product Line Sales Growth and Adoption of Automatic Safety Covers and Provides Opportunities to Further Advance Fiberglass Conversion Strategy

•	Vertical Integration Expected to Increase Margins

•	Transaction is Expected to be Immediately Accretive to Earnings, Reflected in Revised Guidance

Second Quarter 2024 Financial Highlights:

•	Net sales of $160.1 million

•	Net income of $13.3 million

•	Adjusted EBITDA of $34.5 million / 21.5% of Net Sales

Six Months 2024 Highlights:

•	Net sales of $270.8 million

•	Net income of $5.4 million

•	Adjusted EBITDA of $46.8 million / 17.3% of Net Sales

LATHAM, N.Y. – August 6, 2024 – Latham Group, Inc. (Nasdaq: SWIM), the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand, today announced financial results for the second quarter 2024 ended June 29, 2024.

Commenting on the results, Scott Rajeski, President and CEO, said, “This was another quarter of strong execution, in which we drove substantial increases in profitability, while managing through difficult industry conditions and supporting future growth initiatives. Margin expansion was a key highlight of our second quarter performance, reflecting our improved cost structure and the impact of production efficiencies resulting from lean manufacturing and value engineering programs, ongoing cost containment, and lower raw material costs.

“Fiberglass pools are a key area of focus and are positioned to gain share due to their cost efficiency and installation and eco-friendly advantages over concrete pools. In the second quarter, we continued to increase awareness and adoption of fiberglass pools, building out our national dealer network and adding new products. We added the Astoria 14 to our best-selling Astoria pool collection. This new model is designed to fit narrower outdoor spaces and features a built-in spa and tanning ledge.

“In a separate release today, we were pleased to announce the accretive acquisition of Coverstar Central, Latham’s exclusive automatic safety cover dealer in 29 states. Coverstar Central has been our trusted partner since 2006, and this acquisition represents a valuable strategic opportunity that we expect to benefit from in multiple ways. First, the vertical integration of our automatic safety cover product line in the acquired geographies is expected to increase margins. Second, as one company, with a fully integrated sales and marketing strategy, we expect to accelerate the sales growth of this product line. Automatic covers provide unparalleled safety and offer significant operating cost savings for the homeowner. And finally, we see opportunities to leverage Coverstar Central’s long-standing relationships with pool builders in its markets to increase the awareness of, and conversion to, fiberglass pools. The acquisition is expected to be immediately accretive to our earnings, and we estimate adding annualized net sales of approximately $20 million and expanding our adjusted EBITDA margin by approximately 140 basis points on an annual basis as we vertically integrate our automatic safety cover line in the acquired geographies. The purchase price was $64.5 million, subject to certain adjustments, including for working capital as compared to an agreed upon target and transaction expenses. The transaction was fully funded with cash on hand.”

Second Quarter 2024 Results

Net sales for the second quarter of 2024 were $160.1 million, down $17.0 million or 9.6%, from $177.1 million in the prior year’s second quarter, primarily due to soft industry conditions and tracking in line with our forecasts for full year 2024.

Second Quarter Net Sales by Product Line
(in thousands)

	Quarter Ended
	June 29, 2024	July 1, 2023
In-Ground Swimming Pools	$80,958	$90,534
Covers	25,503	28,755
Liners	53,661	57,839
Total	$160,122	$177,128

Gross profit for the second quarter of 2024 was $53.0 million, an increase of $2.8 million or 5.6%, from $50.2 million in the prior year’s second quarter. Gross margin expanded by 470 basis points to 33.1% from 28.4% in the year-ago quarter, primarily due to the impact of previously announced restructuring programs, production efficiencies resulting from lean manufacturing and value engineering programs, and ongoing cost containment in addition to lower raw material costs.

Selling, general, and administrative expenses were $26.6 million, down $3.6 million or 12.0%, from $30.2 million in the second quarter of 2023, mainly due to a $4.3 million decrease in non-cash stock-based compensation, as well as $4.1 million from our cost containment initiatives and restructuring projects, partially offset by an increase of $4.8 million in accrued performance-based compensation.

Net income was $13.3 million, or $0.11 per diluted share, more than twice the net income of $5.7 million, or $0.05 per diluted share, reported for the prior year’s second quarter. Net income margin was 8.3%, compared to net income margin of 3.2% for the second quarter of 2023.

Adjusted EBITDA for the second quarter of 2024 was $34.5 million, up $3.5 million or 11.2% from $31.0 million in the prior year’s second quarter. Adjusted EBITDA margin reached 21.5%, 400 basis points above the 17.5% reported in the prior-year period.

Six Months 2024 Results

Net sales were $270.8 million, down $44.0 million or 14.0%, from $314.8 million in the prior year period, primarily attributable to lower sales volume due to continued macroeconomic weakness, lower backlogs entering the year, and normalized seasonality.

Gross profit was $83.6 million, in line with $83.6 million in the prior year period. Gross margin expanded by 430 basis points to 30.9% from 26.6% in the prior year period, primarily resulting from our previously announced restructuring programs, production efficiencies from lean manufacturing and value engineering programs, cost containment programs, and lower material costs.

Selling, general, and administrative expenses decreased to $52.8 million, down $10.5 million or 16.5%, from $63.3 million in the prior year period, primarily due to a $9.4 million decrease in non-cash stock-based compensation expense, as well as our cost containment initiatives and restructuring programs, and was partially offset by a $4.8 million increase in accrued performance-based compensation.

Net income was $5.4 million, or $0.05 per diluted share, as compared to a net loss of $8.7 million, or ($0.08) per diluted share in the prior year period. Net income margin was 2.0% compared to a net loss margin of 2.7% in the prior year period.

Adjusted EBITDA was $46.8 million, up $4.8 million or 11.3% from $42.0 million in the prior year period. Adjusted EBITDA margin was 17.3%, a 400-basis point increase from 13.3% in the prior year period.

Balance Sheet, Cash Flow, and Liquidity

Latham ended the second quarter with cash of $90.8 million after the repayment of $19.6 million of debt in the first half of 2024. Net cash provided by operating activities was $52.4 million in the second quarter and $17.9 million for the first half of 2024.

Total debt was $282.4 million and the net debt leverage ratio was 2.1 at the end of the second quarter, down from 2.7 at the end of the first quarter.

Capital expenditures totaled $4.5 million in the second quarter of 2024, in line with the Company’s guidance of approximately $5 million per quarter, compared to $13.4 million in the second quarter of 2023. First half capital expenditures were $9.8 million compared to $23.4 million in the first half of 2023.

Summary and Outlook

“Through actions to improve our cost structure, drive productivity gains, and reduce working capital needs, we are effectively managing through challenging industry conditions in 2024. As a result of these actions, we have outpaced our initial expectations for full year 2024 adjusted EBITDA performance.

“Our revised full year 2024 guidance is contained in the table below. The increase in the midpoint of our sales guidance reflects the expected five-month contribution of the Coverstar Central acquisition. We increased the midpoint of our adjusted EBITDA guidance range by $15 million, $12 million of which is organic growth attributable to our ongoing business performance, and the remaining $3 million reflects a contribution from the acquisition.

FY 2024 Updated Guidance Ranges

	Updated	Original
Net Sales	$495-525 million	$490-520 million
Adjusted EBITDA[1]	$75-85 million	$60-70 million
Capital Expenditures	$18-22 million	$18-22 million

1)	A reconciliation of Latham’s projected Adjusted EBITDA to net income (loss) for 2024 is not available without unreasonable effort due to uncertainty related to our future income tax expense.

“As we navigate a year of lower pool starts, our priorities remain consistent, namely, to advance the adoption and awareness of both fiberglass pools and automatic safety covers, which represent key long-term growth drivers for Latham. We will continue to implement value engineering and lean manufacturing programs to reduce structural costs, while investing in organic growth initiatives and evaluating other opportunistic acquisitions that position Latham to rapidly grow as pool starts rebound,” Mr. Rajeski concluded.

Conference Call Details

Latham will hold a conference call to discuss its second quarter 2024 financial results today, August 6, 2024, at 4:30 PM Eastern Time.

Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10190456/fcf6664840. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.

A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com/ under “Events & Presentations”.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764

An archived webcast will be available approximately two hours after the conclusion of the call, through August 6, 2025, on the Company’s investor relations website under “Events & Presentations”. A transcript of the event will also be available on the Company’s investor relations website approximately three business days after the call.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has a coast-to-coast operations platform consisting of approximately 1,800 employees across 24 locations.

Non-GAAP Financial Measures

We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This news release includes the presentation of Adjusted EBITDA, Adjusted EBITDA margin and net debt leverage ratio, which are non-GAAP financial measures that exclude the impact of certain costs, losses, and gains that are required to be included under GAAP. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. In addition, our presentation of non-GAAP financial measures should not be construed to imply that our future results will be unaffected by any such adjustments. We have reconciled our historic non-GAAP financial measures to the applicable most comparable GAAP measures in this news release.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to utilize as a significant performance metric in our incentive compensation plans, and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, net, (iii) income tax (benefit) expense, (iv) loss (gain) on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized (gains) losses on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs, (x) Odessa fire and other such unusual events and (xi) other.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this news release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin in the future, and any such modification may be material. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:

•	do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in our working capital needs;

•	do not reflect the interest expense, net, or the amounts necessary to service interest or principal payments, on our outstanding debt;

•	do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

•	do not reflect non-cash stock-based compensation, which will remain a key element of our overall compensation package; and

•	do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.

Net Debt and Net Debt Leverage Ratio

Net Debt and Net Debt Leverage Ratio are non-GAAP financial measures used in monitoring and evaluating our overall liquidity, financial flexibility, and leverage. Other companies may calculate similarly titled non-GAAP measures differently, limiting their usefulness as comparative measures. We define Net Debt as total debt less cash and cash equivalents. We define the Net Debt Leverage Ratio as Net Debt divided by last twelve months (“LTM”) of Adjusted EBITDA. We believe this measure is an important indicator of our ability to service our long-term debt obligations. There are material limitations to using Net Debt Leverage Ratio as we may not always be able to use cash to repay debt on a dollar-for-dollar basis.

Forward-Looking Statements

Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact may constitute forward-looking statements, including statements regarding our future operating results and financial position, our business strategy and plans, business and market trends, our objectives for future operations, macroeconomic and geopolitical conditions, the implementation of our cost reduction plans and expected benefits, the implementation of our digital transformation and lean manufacturing activities, a potential non-cash impairment charge for goodwill, the recent acquisition of Coverstar Central, LLC, and the sufficiency of our cash balances, working capital and cash generated from operating, investing, and financing activities for our future liquidity and capital resource needs. These statements involve known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including: unfavorable economic conditions and related impact on consumer spending; adverse weather conditions impacting our sales, and can lead to significant variability of sales in reporting periods; natural disasters, including resulting from climate change, geopolitical events, war, terrorism, public health issues or other catastrophic events; competitive risks; our ability to attract, develop and retain highly qualified personnel; inflationary impacts, including on consumer demand; our ability to source raw materials and components for manufacturing our products, our ability to collect accounts receivables from our customers; our ability to keep pace with technological developments and standards, such as generative artificial intelligence; the consequences of industry consolidation on our customer base and pricing; interruption of our production capability at our manufacturing facilities from accident, fire, calamity, regulatory action or other causes; product quality issues, warranty claims or safety concerns such as those due to the failure of builders to follow our product installation instructions and specifications; delays in, or systems disruptions issues caused by the implementation of our enterprise resource planning system; cyber-security breaches and data leaks, and our dependence on information technology systems; compliance with government regulations; our ability to transportation services; the protection of our intellectual property and defense of third-party infringement claims; international business risks; and our ability to secure financing and our substantial indebtedness; and other factors set forth under “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and subsequent reports we file or furnish with the SEC. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time that may impair our business, financial condition, results of operations and cash flows.

Although we believe that the expectations reflected in the forward-looking statements are reasonable and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee future results, levels of activities, performance or achievements. These forward-looking statements reflect our views with respect to future events as of the date hereof or the date specified herein, and we have based these forward-looking statements on our current expectations and projections about future events and trends. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements further do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake.

Contact:
Lynn Morgen
Casey Kotary
ADVISIRY Partners
lathamir@advisiry.com
212-750-5800

Latham Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data) (unaudited)
	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net sales	$160,122	$177,128	$270,751	$314,847
Cost of sales	107,100	126,895	187,140	231,244
Gross profit	53,022	50,233	83,611	83,603
Selling, general, and administrative expense	26,588	30,209	52,838	63,266
Amortization	6,428	6,635	12,840	13,267
Income from operations	20,006	13,389	17,933	7,070
Other expense:
Interest expense, net	6,013	4,486	10,995	15,290
Other expense (income), net	804	(1,036)	2,390	(826)
Total other expense, net	6,817	3,450	13,385	14,464
Earnings from equity method investment	532	660	1,841	697
Income (loss) before income taxes	13,721	10,599	6,389	(6,697)
Income tax expense	442	4,884	974	1,956
Net income (loss)	$13,279	$5,715	$5,415	$(8,653)
Net income (loss) per share attributable to common stockholders:
Basic	$0.12	$0.05	$0.05	$(0.08)
Diluted	$0.11	$0.05	$0.05	$(0.08)
Weighted-average common shares outstanding – basic and diluted:
Basic	115,469,246	112,248,822	115,254,088	112,175,510
Diluted	117,023,112	112,692,543	116,472,164	112,175,510

Latham Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data) (unaudited)
	June 29,	December 31,
	2024	2023
Assets
Current assets:
Cash	$90,768	$102,763
Trade receivables, net	65,872	30,407
Inventories, net	83,668	97,137
Income tax receivable	1,648	983
Prepaid expenses and other current assets	9,428	7,327
Total current assets	251,384	238,617
Property and equipment, net	112,650	113,014
Equity method investment	24,920	25,940
Deferred tax assets	7,968	7,485
Operating lease right-of-use assets	26,993	30,788
Goodwill	131,178	131,363
Intangible assets, net	269,696	282,793
Other assets	5,237	5,003
Total assets	$830,026	$835,003
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,567	$17,124
Accounts payable – related party	—	8
Current maturities of long-term debt	3,250	21,250
Current operating lease liabilities	6,631	7,133
Accrued expenses and other current liabilities	41,692	40,691
Total current liabilities	78,140	86,206
Long-term debt, net of discount, debt issuance costs, and current portion	279,111	279,951
Deferred income tax liabilities, net	40,088	40,088
Non-current operating lease liabilities	21,449	24,787
Other long-term liabilities	3,107	4,771
Total liabilities	$421,895	$435,803
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized as of both June 29, 2024 and December 31, 2023; no shares issued and outstanding as of both June 29, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value; 900,000,000 shares authorized as of June 29, 2024 and December 31, 2023; 115,577,103 and 114,871,782 shares issued and outstanding, as of June 29, 2024 and December 31, 2023, respectively	12	11
Additional paid-in capital	463,027	459,684
Accumulated deficit	(51,541)	(56,956)
Accumulated other comprehensive loss	(3,367)	(3,539)
Total stockholders’ equity	408,131	399,200
Total liabilities and stockholders’ equity	$830,026	$835,003

Latham Group, Inc.
Condensed Consolidated Statement of Cash Flows
(in thousands) (unaudited)
	Two Fiscal Quarters Ended
	June 29,	July 1,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$5,415	$(8,653)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,967	19,284
Amortization of deferred financing costs and debt discount	860	860
Non-cash lease expense	3,550	3,738
Change in fair value of interest rate swaps	(2,101)	2,930
Stock-based compensation expense	3,343	12,533
Bad debt expense	1,277	4,390
Other non-cash, net	1,731	1,166
Earnings from equity method investment	(1,841)	(697)
Distributions received from equity method investment	2,860	—
Changes in operating assets and liabilities:
Trade receivables	(36,831)	(37,276)
Inventories	13,139	38,902
Prepaid expenses and other current assets	(2,309)	(916)
Income tax receivable	(665)	(1,409)
Other assets	323	(392)
Accounts payable	9,817	8,935
Accrued expenses and other current liabilities	(1,181)	(6,882)
Other long-term liabilities	(443)	(224)
Net cash provided by operating activities	17,911	36,289
Cash flows from investing activities:
Purchases of property and equipment	(9,833)	(23,365)
Net cash used in investing activities	(9,833)	(23,365)
Cash flows from financing activities:
Payments on long-term debt borrowings	(19,625)	(1,625)
Proceeds from borrowings on revolving credit facilities	—	48,000
Payments on revolving credit facilities	—	(48,000)
Repayments of finance lease obligations	(380)	(259)
Net cash used in financing activities	(20,005)	(1,884)
Effect of exchange rate changes on cash	(68)	(550)
Net (decrease) increase in cash	(11,995)	10,490
Cash at beginning of period	102,763	32,626
Cash at end of period	$90,768	$43,116
Supplemental cash flow information:
Cash paid for interest	$16,131	$11,247
Income taxes paid, net	2,581	1,206
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$28	$1,111
Capitalized internal-use software included in accounts payable – related party	—	325
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	198	4,108

Latham Group, Inc.

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation
(Non-GAAP Reconciliation) (in thousands)
	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net income (loss)	$13,279	$5,715	$5,415	$(8,653)
Depreciation and amortization	10,593	10,026	20,967	19,284
Interest expense, net	6,013	4,486	10,995	15,290
Income tax expense	442	4,884	974	1,956
Loss on sale and disposal of property and equipment	65	5	77	13
Restructuring charges(a)	47	278	365	797
Stock-based compensation expense(b)	2,100	5,764	3,343	12,533
Unrealized losses (gains) on foreign currency transactions(c)	806	(1,198)	2,390	(468)
Strategic initiative costs(d)	851	935	1,974	2,002
Acquisition and integration related costs(e)	375	—	375	11
Odessa fire(f)	—	93	—	(771)
Other(g)	(93)	11	(105)	38
Adjusted EBITDA	$34,478	$30,999	$46,770	$42,032
Net sales	$160,122	$177,128	$270,751	$314,847
Net income (loss) margin	8.3%	3.2%	2.0%	(2.7)%
Adjusted EBITDA margin	21.5%	17.5%	17.3%	13.3%

(a)	Represents costs related to a cost reduction plan that includes severance and other costs for our executive management changes and additional costs related to our cost reduction plans, which include further actions to reduce our manufacturing overhead by reducing headcount in addition to facility shutdowns.
(b)	Represents non-cash stock-based compensation expense.
(c)	Represents unrealized foreign currency transaction losses associated with our international subsidiaries.
(d)	Represents fees paid to external consultants and other expenses for our strategic initiatives.
(e)	Represents acquisition and integration costs, as well as other costs related to potential transactions.
(f)	Represents costs incurred and insurance recoveries related to a production facility fire in Odessa, Texas.
(g)	Other costs consist of other discrete items as determined by management, primarily including: (i) fees paid to external advisors for various matters and (ii) other items.

Latham Group, Inc.
Net Debt Leverage Ratio
(Non-GAAP Reconciliation) (in thousands)
	June 29, 2024		March 30, 2024
Total Debt	$282,361		$282,781
Cash	(90,768)		(43,811)
Net Debt	191,593		238,970
LTM Adjusted EBITDA(a)	92,763		89,285
Net Debt Leverage Ratio	2.1	x	2.7	x

(a)	LTM Adjusted EBITDA is the sum of the Company’s Adjusted EBITDA for the four quarters ended June 29, 2024 and March 30, 2024, respectively. See above for the reconciliation of Adjusted EBITDA to net income (loss).